================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                             ---------------------
                                SCHEDULE 14D-1
              Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                               (Amendment No. 2)

                          OUTBOARD MARINE CORPORATION
                           (Name of Subject Company)

                         GREENMARINE ACQUISITION CORP.
                         A Wholly-Owned Subsidiary of

                           GREENMARINE HOLDINGS LLC
                                   (Bidders)

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)



    Greenlake Holdings LLC       Greenhouse Partners, L.P.     Greenhut Overseas, L.L.C.
    Greenway Partners, L.P.      Greenhut, LLC                 Alfred D. Kingsley
    Greentree Partners, L.P.     Greenbelt Corp.               Gary K. Duberstein
                                 Greensea Offshore, L.P.

                                      and

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

   Greenmarine Holdings LLC           QIH Management Investor, L.P.           Stanley F.  Druckenmiller
Greenmarine Acquisition Corp.             QIH Management, Inc.              Quasar International Fund N.V.
Quantum Industrial Holdings Ltd.       Soros Fund Management LLC          Quasar International Partners C.V.
Quantum Industrial Partners LDC               George Soros                   Quasar Strategic Partners LDC

                         Common Stock, $.15 Par Value
                        ------------------------------
                        (Title of Class of Securities)

                                   690020102
                     -------------------------------------
                     (CUSIP Number of Class of Securities)

                           Gary K. Duberstein, Esq.
                         GREENMARINE ACQUISITION CORP.
                          277 Park Avenue, 27th Floor
                           New York, New York 10172
                                (212) 350-5100
     ---------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
     Authorized to Receive Notices and Communications on Behalf of Bidder)
                                  Copies to:
    David E. Zeltner, Esq.                   Patrick J. Dooley, Esq.
  WEIL, GOTSHAL & MANGES LLP          AKIN, GUMP, STRAUSS, HAUER & FELD LLP
      767 Fifth Avenue                       590 Madison Avenue
     New York, New York 10153             New York, New York 10022
       (212) 310-8000                         (212) 872-1000

                           CALCULATION OF FILING FEE
--------------------------------------------------------------------------------
      Transaction Valuation                        Amount of Filing Fee
          $327,995,352*                                 $65,600**
--------------------------------------------------------------------------------

/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid: $65,600     Filing Party:  Greenmarine Acquisition Corp.
Form or registration no.: 14D-1     Date filed:    August 8, 1997
------------
* Pursuant to, and as provided by, Rule 0-11(d), and for the purpose of calculating filing fees only, this amount assumes the purchase at $18.00 cash per share of 18,221,964 shares of the common stock of the Subject Company, par value $0.15 per share ("Shares"), which is equal to the total number of Shares outstanding as reported in the Quarterly Report on Form
   10-Q of Outboard Marine Corporation for the quarter ended June 30, 1997, less 2,000,000 Shares owned beneficially by Bidders and their affiliates.
** 1/50 of 1% of Transaction Valuation.
================================================================================

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                        GREENLAKE HOLDINGS LLC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                           2,000,000
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                      2,000,000

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                           2,000,000
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                           9.9%
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             OO

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                        GREENWAY PARTNERS, L.P.
      S.S. OR I.R.S. IDENTIFICATION                    13-3714238
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                   N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             PN

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                        GREENTREE PARTNERS, L.P.
      S.S. OR I.R.S. IDENTIFICATION                    13-3752875
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                   N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             PN

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                      GREENHOUSE PARTNERS, L.P.
      S.S. OR I.R.S. IDENTIFICATION                  13-3793447
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                   N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             PN

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                        GREENHUT, L.L.C.
      S.S. OR I.R.S. IDENTIFICATION                    13-3793450
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                   N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             OO

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                        GREENBELT CORP.
      S.S. OR I.R.S. IDENTIFICATION                    13-3791931
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                   N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             CO

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                        GREENSEA OFFSHORE, L.P.
      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                   N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                     Cayman Islands

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             PN

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                       GREENHUT OVERSEAS, L.L.C.
      S.S. OR I.R.S. IDENTIFICATION                   13-3868906
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                   N/A

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             OO

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                            ALFRED D. KINGSLEY
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                           2,000,000
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                      2,000,000

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                           2,000,000
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                           9.9%
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             IN

--------------------------------------------------------------------------------
                                       10

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                             GARY K. DUBERSTEIN
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                           2,000,000
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                      2,000,000

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                           2,000,000
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                           9.9%
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             IN

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                       GREENMARINE HOLDINGS LLC
       S.S. OR I.R.S. IDENTIFICATION                  13-3960749
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      AF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             OO

--------------------------------------------------------------------------------
                                       12

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                  GREENMARINE ACQUISITION CORP.
       S.S. OR I.R.S. IDENTIFICATION             13-3960743
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /X/

                                                                       (b) / /
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                  OO, BF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                 10.  SHARED DISPOSITIVE POWER                               0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             CO

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                QUANTUM INDUSTRIAL HOLDINGS LTD.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /x/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION             British Virgin Islands

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             CO

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                QUANTUM INDUSTRIAL PARTNERS LDC
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      WC

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                     Cayman Islands

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                         OO; IV

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                   QIH MANAGEMENT INVESTOR, L.P.
       S.S. OR I.R.S. IDENTIFICATION
       NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                         PN; IA

--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                            QIH MANAGEMENT, INC.
      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             CO
--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                      SOROS FUND MANAGEMENT LLC
      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                         OO; IA
--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                               MR. GEORGE SOROS
      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             IA
--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                   MR. STANLEY F. DRUCKENMILLER
      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             IA
--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                  QUASAR INTERNATIONAL FUND N.V.
      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION               Netherlands Antilles

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             CO
--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS              QUASAR INTERNATIONAL PARTNERS C.V.
      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      OO

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION               Netherlands Antilles

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                             PN
--------------------------------------------------------------------------------

CUSIP No. 690020102                14D-1               Page      of     Pages
                                                            ----   -----

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS                  QUASAR STRATEGIC PARTNERS LDC
      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSONS

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /

                                                                       (b) /X/
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   SOURCE OF FUNDS                                                      AF

--------------------------------------------------------------------------------
  5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(E) OR 2(F)                                       / /
--------------------------------------------------------------------------------
  6.   CITIZENSHIP OR PLACE OF ORGANIZATION                    Cayman Islands

--------------------------------------------------------------------------------


                  7.   SOLE VOTING POWER                                     0

                 --------------------------------------------------------------
   NUMBER OF
   SHARES
   BENEFICIALLY   8.   SHARED VOTING POWER                                   0
   OWNED BY
   EACH          --------------------------------------------------------------
   REPORTING
   PERSON WITH
                  9.   SOLE DISPOSITIVE POWER                                0

                 --------------------------------------------------------------


                  10.  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------

 11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                                                   0
--------------------------------------------------------------------------------

 12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------

 13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
       ROW (11)                                                              0
--------------------------------------------------------------------------------

 14.   TYPE OF REPORTING PERSON                                         OO; IV
--------------------------------------------------------------------------------

     This Amendment No. 2 amends and supplements the Tender Offer Statement on
Schedule 14D-1 filed with the Securities and Exchange Commission on August 8, 1997 (as heretofore amended, the "Schedule 14D-1") relating to the offer by Greenmarine Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Greenmarine Holdings LLC, a Delaware limited liability company ("Parent"), the members of which are Quasar Strategic Partners LDC, a Cayman Islands limited duration company ("QSP"), Quantum Industrial Partners LDC, a Cayman Islands limited duration company ("QIP"), and Greenlake Holdings LLC, a Delaware limited liability company ("Greenlake"), to purchase all outstanding shares of common stock, $0.15 par value per share (the "Shares") of Outboard Marine Corporation, a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 24, 1996 (as amended, the "Rights Agreement"), by and between the Company and First Chicago Trust Company of New York, as Rights Agent, at $18 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 8, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). The Purchaser, the Parent, QSP, QIP, and Greenlake are referred to collectively herein as the "Reporting Persons". This Amendment also constitutes Amendment No. 5 to the Statement on Schedule 13D previously filed by Greenway Partners, L.P., a Delaware limited partnership, Greentree Partners, L.P., a Delaware limited partnership, Greenhouse Partners, L.P., a Delaware limited partnership, Greenhut, LLC, a Delaware limited liability company, Greenbelt Corp., a Delaware corporation, Greensea Offshore, L.P., a Cayman Islands limited partnership, Greenhut Overseas, L.L.C., a Delaware limited liability company (collectively, the "Transferors"), Alfred D. Kingsley and Gary K. Duberstein. The Transferors transferred beneficial ownership of all of their Shares, which in the aggregate constituted 2,000,000 Shares, to Greenlake, which Shares may be deemed to be beneficially owned by Messrs. Kingsley and Duberstein who, with Greenlake, constitute the "Greenlake Group". Because the Transferors no longer own beneficially any Shares, this Amendment No. 5 to such Schedule 13D constitutes the final amendment thereto with respect to the Transferors. In addition, this Amendment constitutes Amendment No. 2 to the Statement on
Schedule 13D by Parent, Purchaser, QSP, QIP, Quantum Industrial Holdings Ltd., a British Virgin Islands corporation, QIH Management Investor, L.P., a Delaware limited partnership, QIH Management Inc., a Delaware corporation, Soros Fund Management LLC, a Delaware limited liability company, Quasar International Fund N.V., a Netherlands Antilles limited liability corporation, Quasar International Partners C.V., a Netherlands Antilles limited partnership, George Soros and Stanley F. Druckenmiller, who may be deemed to be part of a group, for purposes of Schedule 13D, with the Greenlake Group by virtue of the contractual arrangements relating to the formation of Parent and Purchaser and the Offer, as more fully described or incorporated by reference into this
Schedule 14D-1; however, none of such persons affirms the existence of any such group. The item numbers and responses thereto below are in accordance with the requirements of Schedule 14D-1.


     Information relating to members of the Greenlake Group in this Schedule 14D-1 and the related Offer to Purchase has been provided by Greenlake Holdings LLC. Information relating to persons other than the Greenlake Group in this
Schedule 14D-1 and the related Offer to Purchase has been provided individually by such person.

ITEM 3. PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE
       SUBJECT COMPANY.

   ITEM 5. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF
            THE BIDDER.


     On August 14, 1997, the Company and Purchaser entered into a confidentiality agreement (the "Confidentiality Agreement"). The Purchaser has received certain information from the Company that is subject to the Confidentiality Agreement. On August 20, 1997, the Purchaser proposed to the Company that it enter into a merger agreement with the Parent and the Purchaser in the form of an agreement that was delivered by Purchaser to the Company. This form of agreement contemplated the Purchaser's Offer for the Shares at $18.00 per Share and a second-step merger to acquire any remaining Shares at $18.00 per Share.


ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

     (C)(2) Joint Filing Agreement, dated August 20, 1997.

                                   SIGNATURE

     After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated: August 21, 1997                    GREENLAKE HOLDINGS LLC



                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein

                                               Member


                                          GREENWAY PARTNERS, L.P.


                                            By: Greenhouse Partners, L.P.,
                                                its general partner


                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               General Partner


                                          GREENTREE PARTNERS, L.P.


                                            By: Greenhut, L.L.C.,
                                                its general partner


                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member



                                          GREENHOUSE PARTNERS, L.P.


                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               General Partner



                                          GREENHUT, L.L.C.


                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member



                                          GREENBELT CORP.



                                            By:/s/ Alfred D. Kingsley
                                              -------------------------------
                                               Alfred D. Kingsley
                                               President

                                          GREENSEA OFFSHORE, L.P.


                                            By: Greenhut Overseas, L.L.C.,
                                                its investment general partner


                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member



                                          GREENHUT OVERSEAS, L.L.C.


                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Member



                                          /s/ Alfred D. Kingsley
                                          -------------------------------------
                                          Alfred D. Kingsley


                                          /s/ Gary K. Duberstein
                                          -------------------------------------
                                          Gary K. Duberstein



                                          GREENMARINE HOLDINGS LLC



                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Title: Member



                                          GREENMARINE ACQUISITION CORP.



                                            By:/s/ Gary K. Duberstein
                                              -------------------------------
                                               Gary K. Duberstein
                                               Title: Vice-President



                                          QUANTUM INDUSTRIAL HOLDINGS LTD.



                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUANTUM INDUSTRIAL PARTNERS LDC



                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                          QIH MANAGEMENT INVESTOR, L.P.



                                            By: QIH Management, Inc.,
                                                its General Partner


                                              By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Vice President



                                          QIH MANAGEMENT, INC.


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Vice President



                                          SOROS FUND MANAGEMENT LLC


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Assistant General Counsel



                                          GEORGE SOROS


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          STANLEY F. DRUCKENMILLER


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUASAR INTERNATIONAL FUND N.V.


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact



                                          QUASAR INTERNATIONAL PARTNERS C.V.


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact


                                          QUASAR STRATEGIC PARTNERS LDC


                                            By:/s/ Michael C. Neus
                                              -------------------------------
                                               Michael C. Neus
                                               Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit                   Description                    Page No.
---------   ------------------------------------------   ---------
(C)(2)      Joint Filing Agreement, dated August 20,
            1997

                         JOINT FILING AGREEMENT


             In accordance with Rule 13d-l(f) under the Securities Exchange Act of 1934 as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.15 per share, of Outboard Marine Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 20th day of August, 1997.


GREENMARINE HOLDINGS LLC


By: /s/ Gary K. Duberstein
    -------------------------------
       Gary K. Duberstein
       Title: Member


GREENMARINE ACQUISITION CORP.


By: /s/ Gary K. Duberstein
    -------------------------------
        Gary K. Duberstein
        Title: Vice-President


QUANTUM INDUSTRIAL HOLDINGS LTD.


By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Attorney-in-Fact

QUANTUM INDUSTRIAL PARTNERS LDC


By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Attorney-in-Fact


QIH MANAGEMENT INVESTOR, L.P.


By: QIH Management, Inc.,
      its General Partner

By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Vice President


QIH MANAGEMENT, INC.


By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Vice President


SOROS FUND MANAGEMENT LLC


By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Assistant General Counsel


GEORGE SOROS

By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Attorney-in-Fact


STANLEY F. DRUCKENMILLER


By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Attorney-in-Fact


QUASAR INTERNATIONAL FUND N.V.


By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Attorney-in-Fact


QUASAR INTERNATIONAL PARTNERS C.V.


By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Attorney-in-Fact


QUASAR STRATEGIC PARTNERS LDC


By: /s/ Michael C. Neus
    -------------------------------
        Michael C. Neus
        Attorney-in-Fact


GREENLAKE HOLDINGS LLC


By: /s/ Gary K. Duberstein
    -------------------------------
        Gary K. Duberstein
        Member

/s/ Alfred D. Kingsley
    -------------------------------
    Alfred D. KingsleY


/s/ Gary K. Duberstein
    -------------------------------
    Gary K. Duberstein


GREENWAY PARTNERS, L.P.


By: Greenhouse Partners, L.P.
      its general partner

By: /s/ Gary K. Duberstein
    -------------------------------
        Gary K. Duberstein
        General Partner


GREENTREE PARTNERS, L.P.


By: Greenhut, L.L.C.,
      its general partner

By: /s/ Gary K. Duberstein
    -------------------------------
       Gary K. Duberstein
       Member


GREENHOUSE PARTNERS, L.P.


By: /s/ Gary K. Duberstein
    -------------------------------
        Gary K. Duberstein
        General Partner


GREENHUT, L.L.C.


By: /s/ Gary K. Duberstein
    -------------------------------
        Gary K. Duberstein
        Member


GREENBELT CORP.


By: /s/ Alfred D. Kingsley
    -------------------------------
        Alfred D. Kingsley
        President


GREENSEA OFFSHORE, L.P.

By: Greenhut Overseas, L.L.C.,
      its investment general partner

By: /s/ Gary K. Duberstein
    -------------------------------
        Gary K. Duberstein
        Member


GREENHUT OVERSEAS, L.L.C.

By: /s/ Gary K. Duberstein
    -------------------------------
        Gary K. Duberstein
        Member